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For Immediate Release
Contact: James B. Lipham                      Patrick A. Reynolds
         Chief Financial Officer              Director of Investor Relations
         (706) 649-2262                       (706) 649-5220

             TSYS(R) Net Income Expected to Increase by 25% for 2000
                Current Consensus Estimate Reflects 20% Increase

Columbus, Ga., July 5, 2000 -- Total System Services, Inc.(R)(TSYS(R)) (NYSE:
"TSS") today announced that it expects its 2000 net income to exceed its 1999 net income by 25%, outperforming its previous forecast and the current analysts consensus estimate of a 20% increase in 2000 over 1999. Earnings per share is expected to be $.44, outpacing the current analysts consensus estimate of $.42.

         Chairman and CEO Richard W. Ussery said, "We are excited about our new higher earnings projections for 2000. Our strong net income increase is a direct result of the better than expected internal growth rate of our client base, expanded product offerings and the commitment of our team members to focus on expense controls. We anticipate that 2000 will be another record year."

         With more than 180 million accounts on file, TSYS facilitates the electronic payment link between buyers and sellers for more than 250 million consumers. TSYS and its family of companies offer a full range of turnkey cardholder processing services, from credit application to collections, allowing our clients to focus on building their brands and managing their portfolios. Based in Columbus, Ga., TSYS (www.totalsystem.com) is an 80.8-percent-owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") (www.synovus.com).

           This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this press release include the intent, belief or current expectations of TSYS and members of its senior management team with respect to the percentage increases in earnings of TSYS expected for the year 2000, as well as the assumptions upon which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, lower than anticipated internal growth rates for TSYS' existing



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TSYS(R) Expects to Exceed Current Earnings Estimate/Page 2

customers, TSYS' inability to control expenses associated with the growth in its number of employees, adverse developments with respect to new product offerings, the inability of TSYS to grow its business through acquisitions, adverse developments with respect to entering into contracts with new clients and retaining current clients, adverse developments with respect to the successful conversion of clients, adverse developments with respect to the credit card industry in general and overall market conditions. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in TSYS' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.








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